UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEMPUR SEALY INTERNATIONAL, INC.

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Additional Investor Materials

The attached set of slides may be used by employees and directors of Tempur Sealy International, Inc. (the Company) and its proxy solicitor, Innisfree M&A Incorporated, to communicate with certain stockholders about the Company’s upcoming Annual Meeting of Stockholders. This information supplements information contained in the Company’s definitive proxy statement dated March 21, 2016. Copies of this supplemental information will be first used on, or about, April 25, 2016 by persons making solicitations on our behalf.

The Company will hold its 2016 Annual Meeting of Stockholders at the Griffin Gate Marriott, 1800 Newtown Pike, Lexington, KY 40511 on Thursday, May 5, 2016 at 8:30 a.m.

Cost of Solicitation

Tempur Sealy International will pay the costs of soliciting proxies from stockholders. Tempur Sealy International has retained Innisfree M&A Incorporated to solicit proxies by telephone, in person or by mail, for a fee of $15,000 plus certain expenses. Certain of our directors, executive officers, and regular employees may solicit proxies, either personally or by telephone, on behalf of Tempur Sealy International, without additional compensation, other than the time expended and telephone charges in making such solicitations. We will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Tempur Sealy International stock. Other proxy solicitation expenses that Tempur Sealy International will pay include those for preparing, mailing, returning and tabulating the proxies.

2

April 2016 2016 Say on Pay Supplementary Material: Compensation Program Designed to Deliver Long-Term Value Tempur Sealy International, Inc. (TPX)

Board Recommends Shareholders Vote “FOR” All Proposals Tempur Sealy’s Board of Directors unanimously recommends that all shareholders vote “FOR” the following proposals at the Company’s 2016 Annual Meeting Proposal One: “FOR” the election of Evelyn S. Dilsaver, John A. Heil, Jon L. Luther, Usman Nabi, Richard W. Neu, Scott L. Thompson and Robert B. Trussell, Jr. as Nominees to the Company’s Board of Directors Proposal Two: “FOR” the ratification of the appointment of Ernst & Young LLP to serve as Tempur Sealy’s Independent Auditors Proposal Three: “FOR” the advisory vote to approve the compensation of named executive officers The following slides are intended to provide shareholders with additional background information pertaining to Proposal Three: Say on Pay and to further elaborate how the Board specifically designed our compensation program to incent the creation of long-term shareholder value

Overview of 2015 Proxy Contest & Referendum

In 2015, Tempur Sealy’s Largest Shareholder Asked for Shareholder Support to Reinvigorate Five Critical Foundations In early 2015, H Partners Management (“H Partners”), Tempur Sealy’s largest shareholder, commenced a proxy solicitation intended to reposition the Company for long-term success Citing Tempur Sealy’s stock relative underperformance, poor financial results, and lack of effective board oversight, H Partners proposed a referendum (“the Referendum”) outlining changes to five enduring foundations which, if implemented, would likely create significant shareholder value Two aspects of the Referendum – (i) the recruitment of a capable CEO and (ii) alignment with stretch goals – need to be considered when voting on our now restructured compensation program A Capable CEO Clear Communication Alignment with Stretch Goals A Focused Strategy Appropriate Org. Structure Replace underperforming CEO with a proven leader with an operationally-intensive background Immediately review if execution mistakes are occurring due to gaps in operations team, and fill vacant roles Narrow strategic focus to emphasize profitability vs. unprofitable sales growth; prioritize high-value projects Re-align employees to deliver substantially higher margins; reduce number of compensation metrics Communicate clearly and repeatedly with all employees, retail partners and shareholders; set credible earnings goals Source: H Partners Investor Presentation, April 7, 2015.

Foundation #1: Recruit a Proven Former Public Company CEO with Strong Operational and Financial Skills Source: H Partners Investor Presentation, April 7, 2015. References in this slide to “our” or “we” refer to H Partners.

Source: H Partners Investor Presentation, April 7, 2015. References in this slide to “our” or “we” refer to H Partners. Foundation #4: Provide Meaningful Grants to Align Employees Around Clear, Stretch EBITDA Targets

All Proxy Advisory Firms Supported the Referendum Including the Recruitment of a Capable CEO and Alignment to Stretch Goals Source: ISS, Glass Lewis Research Institutional Shareholders Services (“ISS”) Glass Lewis “The dissident...provides an extensive analysis of how a properly-motivated leadership team could meaningfully address the company’s poor performance – chiefly, by redressing flaws in five areas: recruiting a capable CEO, reorganizing to an appropriate organizational structure, focusing its strategy, align[ing] management with shareholders through appropriately stretchy goals, and improving the clarity of its communications.” “…this surgical approach to board renewal is an appropriate first step, so long as the remaining directors take a bracing look at the suggestions the dissidents have laid out for a path forward.” ISS Special Situations Research – April 21, 2015 “The dissident[‘s]… solution to Tempur Sealy’s issues relates to fixing five enduring foundations: (i) recruit a proven CEO with strong operational skills....(iv) develop stretch goals that create value for shareholders and are easily understood by all employees, potentially including an “absolute EBITDA target…” “…on balance, we believe H Partners successfully argues in favor of a change to the status quo.” “While we recognize H Partners’ solicitation framework is atypical, we believe it is particularly necessary here…” Glass Lewis Proxy Paper – April 24, 2015

Shareholders Voted Overwhelmingly in Support of the Referendum The Referendum urged those shareholders who supported the dissident’s solicitation framework to vote “AGAINST” the re-election of directors Masto, McLane and Sarvary at the Company’s 2015 Annual Meeting When the final votes were tallied, it was clear that Tempur Sealy shareholders overwhelmingly supported the implementation of the framework outlined in the Referendum, including the compensation elements that were integral to our revitalization plan Source: Company 8-K Filings As a result of this clear shareholder mandate, the three targeted directors resigned from the board (including the former CEO), and two new independent directors were added shortly thereafter

One Year Later: Reconstituted Board Successfully Implemented All Shareholder Demands

On September 4, 2015, the Tempur Sealy’s Board of Directors appointed Scott L. Thompson as the Chairman, President and CEO In late 2008, Mr. Thompson was appointed CEO and President of Dollar Thrifty Automotive Group (“DTAG”), until it was purchased by Hertz in 2012; previously, he was Sr. Executive VP and CFO Before joining DTAG, Mr. Thompson consulted for various private equity firms and was a founder of Group 1 Automotive, Inc., a Fortune 500 company, serving as its Sr. Executive VP, CFO and Treasurer Board Successfully Recruited a CEO Who Fit the Demanding Criteria Articulated During the 2015 Shareholder Referendum Source: Bloomberg, Dollar Thrifty SEC filings. 1 Mr. Thompson appointed CEO of Dollar Thrifty on Oct. 13, 2008 (closing price of $0.97 / sh.), and Dollar Thrifty was acquired by Hertz on Nov. 28, 2012 for $87.50 / sh. 2 Per Dollar Thrifty’s 2011 10K, Company had 586 rental locations in the US and Canada, and employed approximately 5,900 full-time and part-time employees. 3 Per Bloomberg, represents Dollar Thrifty’s reported Adj. EPS relative to consensus estimates for the quarters during Mr. Thompson’s tenure as CEO (Q4’08 – Q3’12).

Mr. Thompson’s Appointment Was Very Positively Received Due to His Exceptional Record of Margin Enhancement And Value Creation Sell-Side Comments on Mr. Thompson’s Appointment DTAG Adj. EBITDA Margin During Mr. Thompson’s CEO Tenure 1 “We believe [Mr. Thompson] is exactly the leader TPX needs, as he has a very strong operational track record and will set clear and achievable profitability targets… We expect a strategic plan to be developed quickly and using Dollar Thrifty and Six Flags as examples (another H Partners margin turnaround story), we believe margins are set to accelerate sooner rather than later.” Curt Nagle, Bank of America Merrill Lynch “Joining Dollar Thrifty as an industry outsider, Mr. Thompson focused on the core business and was not afraid to break car rental industry norms…. In addition, Mr. Thompson created a culture of productivity focus (e.g., personnel efficiency, spreading best practices) and cost control at Dollar Thrifty, developing a low cost structure into a competitive advantage. We see many similarities between the Dollar Thrifty story and the TPX story.” Seth Basham, Wedbush Securities “Scott Thompson…brings an impressive background of value creation and margin expansion in the public marketplace as exemplified by his four-year tenure as CEO of Dollar Thrifty (2008-2012), in which Dollar Thrifty’s shares saw a 90x increase in value – more than any other stock in the S&P 500 or Russell 2000 during this time.” Peter Keith, Piper Jaffray Start of CEO Tenure End of CEO Tenure Source: SEC filings for named companies, sell-side research 1 Represents reported Corporate Adjusted EBITDA margins for Dollar Thrifty, Hertz and Avis Budget. Corporate Adjusted EBITDA is reported by named companies as proxy for rental car industry performance. Corporate Adjusted EBITDA represents EBITDA as adjusted for car rental fleet interest, car rental fleet depreciation and certain other items. Corporate Adjusted EBITDA is a non-GAAP financial measure.

In consultation with Spencer Stuart (a leading executive search firm) and Frederic W. Cook & Co. (a leading executive compensation consultancy), the Board and its Compensation Committee designed a compensation package for Mr. Thompson that would (i) be strong enough to attract a high-caliber candidate, and (ii) align Mr. Thompson with outcomes that would result in exceptional shareholder value creation: A competitive base salary; A small, pro-rated bonus under the Annual Incentive Plan; Stock options that will only deliver value if the stock appreciates well above the $71.75 exercise price; RSUs, with no intention of further annual grants in 2016; A signing bonus conditioned on continued employment; PRSUs matching his purchase of $5 million of TPX stock with his own money, which will only vest if pre-tax income is positive in 2016; and A “Project 650” grant (described on the following slide) To Attract A Highly Proven CEO, TPX Board Designed a Compensation Package That Included Large Incentives to Grow Shareholder Value

“Project 650”: A Stretch Incentive Plan that Rewards Management For Exceptional Organic EBITDA Growth of 40% by 2017 An important element of Mr. Thompson’s compensation is in the form of PRSUs that vest only upon the achievement of an aspirational earnings target. The board designed “Project 650” along the lines of the “stretch” incentive plans outlined and supported in the Referendum: Mr. Thompson and the other NEOs must achieve $650 million of adjusted EBITDA for 2017 This is an extremely challenging task, and would require Mr. Thompson and the other NEOs to grow adjusted EBITDA by over 40% from 2015 levels No add-backs permitted due to adverse currency fluctuations The PRSUs will only be paid in full if Mr. Thompson and the other NEOs hit this target in 2017; if they hit the target in 2018, then only 1/3 of the grant will be awarded If the target is not hit by 2018, these grants will have no value and will be forfeited If Mr. Thompson leaves for any reason prior to December 31, 2017, then the entire grant is forfeited These “aspirational” PRSUs are special, one-time grants and the Board does not intend to make similar grants prior to the end of the 2018 performance period Based on reported results through 12/31/2015, the Board does not currently expect the $650 million adjusted EBITDA target to be achieved in 2017; therefore, no financial provisions have been recorded and the Board believes Project 650 is still truly an “aspirational” earnings target

"Project 650" Target Significantly Exceeds Investor Expectations

- If achieved, "Project 650" would deliver almost $100 million of incremental organically-generated adjusted EBITDA compared to consensus estimates at the time "Project 650" was created
- Per Bloomberg, no sell-side analysts that cover TPX expect it to achieve "Project 650" by 2017

Tempur Sealy Adjusted EBITDA [1] ($ in millions)



800
700
600
500
400
300
Aspirational Plan Targets Add'l $96m of Adj. EBITDA vs. Consensus
+43%
456
554
650
FY 2015 1
2017 Consensus Est. Prior to Plan Announcement
"Project 650" Aspirational Plan

Sell-Side Commentary on Project 650

"Tempur Sealy delivered $405 million in adjusted EBITDA in 2014, a 6% or $24 million improvement from the $381 million it reported in 2013. So, when the company filed a Form 8K filing on September 8, 2015 that contained…the Project 650 PRSU Agreement, we and other Tempur Sealy observers took notice."

Budd Bugatch, Raymond James

"…There is still much debate among the investment community on whether an adjusted EBITDA target of $650 million by 2017 is even possible…"

Peter Keith, Piper Jaffray

"No question: these are aggressive goals!"

Budd Bugatch, Raymond James

"Project 650 suggests 2017 EBITDA well above consensus estimates… It is also above our 'Dreaming the Dream' estimate of ~$600 million by 2017 we published in June."

Peter Keith, Piper Jaffray

Source: Bloomberg, Company Filings, sell-side research

[1] EBITDA and Adjusted EBITDA are non-GAAP financial measures. For more information about EBITDA and Adjusted EBITDA, including a reconciliation to GAAP Net Income, please refer to "Use of Non-GAAP Financial Measures" on Page 19. GAAP Net Income for 2015 was $73.5 million.

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TEMPUR + SEALY

Adjusted EBITDA Growth vs. Peers, 2015 – 2017E If Tempur Sealy is able to achieve $650 million of adjusted EBITDA by 2017, this should result in significant outperformance and remarkable value creation for all shareholders Aspirational Plan Targets Twice the EBTIDA Growth of Peers “Project 650” Implies Twice the Earnings Growth of Peer Companies 1 2 Source: Bloomberg, SEC filings for named companies, sell-side research 1 Represents adjusted EBITDA growth forecast for Mattress Peers from 2015 to 2017, based on consensus analyst estimates. Mattress Peers include Select Comfort and Mattress Firm. In the chart above, Mattress Firm’s 2015 adjusted EBITDA has been further adjusted to include Sleepy’s trailing twelve-month adjusted EBITDA as of Q3’15 (as reported in Mattress Firm’s Lender Presentation dated Jan. 14, 2016), so as to arrive at the proper adjusted EBITDA growth rate implied by current consensus estimates. 2 Represents adjusted EBITDA growth forecast for Company Selected Peers from 2015 to 2017, based on consensus analyst estimates. Company Selected Peers include all companies listed in peer group in Tempur Sealy’s 2016 Proxy Statement. In the chart above, Newell Rubbermaid’s 2015 adjusted EBITDA has been further adjusted to include Jarden’s 2015 adjusted EBITDA (as reported in Jarden’s 2015 Form 10K), so as to arrive at the proper adjusted EBITDA growth rate implied by current consensus estimates.

Compensation Changes Also Include Simplified Metrics Focused on Earnings And Increased Alignment with Shareholders Simplification of Incentives and Metrics: The Board decided to select Adjusted EBITDA as the Project 650 performance metric because it believes this is the best metric for the delivery of long-term shareholder value The Board also simplified the Annual Incentive Plan for 2016, with Adjusted EBITDA as the sole performance metric: All subjective bonus targets have been eliminated as part of the revised plan For context, the last three years’ proxy statements listed an average of 11 different performance metrics All of these compensation changes were also approved and recommended to the Board by the Compensation Committee, comprised of independent directors Equity Matching Program to Create Stronger Alignment Between Management and Shareholders: In recent years, employees did not have equity vest in certain performance equity plans due to the Company’s inability to achieve certain financial targets Therefore, employees’ relative and potential equity ownership had declined To improve alignment between shareholders and employees, the Board specifically designed a special matching PRSU program in 2016 In order to participate, NEOs are required to purchase Tempur Sealy stock with their own money, and the Company will match purchases up to a stated limit Executives’ matched equity will vest over a five year vesting period

Board Recommends Shareholders Support Our Redesigned Compensation Plan to Continue Our Significant Progress Having won overwhelming shareholder support to revitalize Tempur Sealy following an outlined strategy, including finding a world-class CEO and aligning employee and shareholder interests, the Board asks for your support again to continue our progress in driving long-term shareholder value forward Board recommends that you vote: Proposal One: “FOR” the election of Evelyn S. Dilsaver, John A. Heil, Jon L. Luther, Usman Nabi, Richard W. Neu, Scott L. Thompson and Robert B. Trussell, Jr. as Nominees to the Company’s Board of Directors Proposal Two: “FOR” the ratification of the appointment of Ernst & Young LLP to serve as Tempur Sealy’s Independent Auditors Proposal Three: “FOR” the advisory vote to approve the compensation of named executive officers If you have any questions or require assistance in voting your proxy card, please feel free to contact Tempur Sealy’s proxy solicitor or the Company’s Chief Financial Officer: Scott Winter / Jonathan Salzberger, 888-750-5834, Innisfree M&A Inc. Barry Hytinen, 859-455-2500, Tempur Sealy Chief Financial Officer

Forward-Looking Statements This investor presentation contains "forward-looking statements," within the meaning of the federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that are not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding adjusted EBITDA for 2016 and subsequent years and performance generally for 2016 and subsequent years, expected performance compared to the Company’s peers, the incentives created by the Company’s compensation programs and shareholder value creation. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and debt level; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company's gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigative proceedings; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company's strategic priorities and business plan caused by abrupt changes in the Company's senior management team and Board of Directors. There are a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results to differ materially from those expressed as forward-looking statements in this investor presentation, including the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2015. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. Note Regarding Historical Financial Information: In this investor presentation we provide or refer to certain historical information for the Company. For a more detailed discussion of the Company’s financial performance, please refer to the Company’s SEC filings. Note Regarding Trademarks, Trade Names and Service Marks: TEMPUR, Tempur-Pedic, TEMPUR-Cloud, TEMPUR-Choice, TEMPUR-Weightless, TEMPUR-Contour, TEMPUR-Rhapsody, TEMPUR-Flex, GrandBed, TEMPUR-Simplicity, TEMPUR-Ergo, TEMPUR-UP, TEMPUR-Neck, TEMPUR-Symphony, TEMPUR-Comfort, TEMPUR-Traditional, TEMPUR-Home, Sealy, Sealy Posturepedic, Stearns & Foster, COCOON by Sealy and Optimum are trademarks, trade names or service marks of Tempur Sealy International, Inc. and/or its subsidiaries. All other trademarks, trade names and service marks in this presentation are the property of the respective owners.

Use of Non-GAAP Financial Measures In this investor presentation and certain of its press releases and SEC filings, the Company provides information regarding earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA and consolidated funded debt less qualified cash to adjusted EBITDA (“leverage”), which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income as a measure of operating performance or an alternative to total debt. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information regarding the use of these non-GAAP financial measures, please refer to the Company’s SEC filings. EBITDA and Adjusted EBITDA A reconciliation of the Company's GAAP net income to EBITDA and adjusted EBITDA are provided on slide 20. Management believes that the use of EBITDA and adjusted EBITDA also provides investors with useful information with respect to the Company’s performance excluding the impact of various adjustments as described in the footnotes to the reconciliations.

Adjusted EBITDA Reconciliation